Exhibit 10.5

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is dated effective as of February 24, 2026 (the “Effective Date”), by and between XWELL, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each, a “Holder” and, collectively, the “Holders”) of the Securities (as defined herein). The Holders and the Company are together referred to herein as the “Parties” or singly as a “Party.” This Omnibus Agreement and all documents and instruments delivered pursuant to the terms hereof, are collectively referred to herein as the “Agreement.”

RECITALS

WHEREAS, the Company and the Holders are party to that certain Securities Purchase Agreement, dated as of January 14, 2025 (the “Purchase Agreement”), pursuant to which the Company issued to the Holders: (i) shares of the Company’s Series G Convertible Preferred Stock, par value $0.01 per share (“Series G Preferred Stock”), the terms of which are set forth in the Certificate of Designations for the Series G Convertible Preferred Stock (as amended, the “Certificate of Designations”), (ii) Series A warrants (as amended and restated, the “Series A Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (iii) Series B warrants (as amended and restated, the “Series B Warrants” and, collectively with the Series A Warrants, the “Warrants”) to purchase shares of Common Stock;

WHEREAS, the Company and the Holders are party to that certain Securities Exchange and Amendment Agreement, dated as of November 3, 2025 (the “Exchange Agreement”), pursuant to which, the Company agreed to exchange a portion of the Company’s outstanding shares of Series G Preferred Stock held by the Holders, for senior secured convertible notes in the aggregate principal amount of $3,387,138.80 (collectively, the “Notes” and, together with the Purchase Agreement, the Certificate of Designations, the Warrants and the Exchange Agreement, the “Transaction Documents”);

WHEREAS, the Holders are the registered holders of the Notes, in the aggregate outstanding principal amounts set forth opposite each Holder’s name on Exhibit A attached hereto, representing an aggregate of $3,387,138.80 in aggregate principal amount of the Notes;

WHEREAS, the Holders are the registered holders of the Warrants to purchase shares of Common Stock in the aggregate amounts set forth opposite each Holder’s name on Exhibit A attached hereto, representing Warrants to purchase up to 8,800,000 shares of Common Stock in aggregate;

WHEREAS, the Holders are the record and beneficial owners of shares of the Series G Preferred Stock, in the amounts set forth opposite each Holder’s name on Exhibit A attached hereto (the “Shares” and, collectively with the Notes and the Warrants, the “Securities”); and

WHEREAS, the Company desires to (i) repurchase from the Holders, and the Holders desire to sell to the Company, $5,672,940.01 of aggregate principal amount of the Notes, representing the entire outstanding principal amounts of the Notes and any accrued and unpaid interest thereon, (ii) redeem $282,643.20 of shares of Series G Preferred Stock held by the Holders, representing all outstanding Series G Preferred Stock and any accrued and unpaid interest thereon, and (iii) redeem 8,800,000 Warrants held by the Holders, representing all outstanding Series A Warrants and Series B Warrants, for certain consideration and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, agreements and covenants herein, the Parties hereto hereby agree as follows:

1.            Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Notes.

2.            Sale and Purchase; Redemption.

(a)            Upon the basis of the representations and warranties and on the terms and subject to the conditions set forth in this Agreement, and for the consideration set forth below, (i) the Holders hereby sell and transfer to the Company the Notes, and the Company agrees to purchase the Notes from the Holders at the Closing (as defined herein), (ii) the Company hereby agrees to redeem the Shares from the Holders at the Closing, and (iii) the Company hereby agrees to redeem the Warrants from the Holders at the Closing (as defined herein).

(b)            Upon the execution of this Agreement, as consideration for the repurchase and redemption of the Securities, as applicable, at the Closing, the Company shall pay to the Holders an aggregate cash purchase price in the amounts set forth opposite each Holder’s name on Exhibit A attached hereto, representing an aggregate of US$9,000,000.00, payable by check or wire transfer in immediately available funds as directed by each Holder (the “Payment”), as the purchase price and redemption, as applicable, of the Securities. The Payment shall be made promptly but in any event within one (1) business day of the Parties’ execution and delivery of this Agreement.

(c)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Effective Date, or on such other date as the Parties may mutually agree in writing, subject to the satisfaction (or waiver by the benefitted Party) of the deliveries set forth in this Section 2(c) and the conditions set forth in Section 2(d):

(i)	Company Deliverables. The obligation of each Holder hereunder to sell or surrender its respective Securities is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for each Holder’s sole benefit and may be waived by such Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

1.	the Company shall have paid the Payment to the Holders, by check or wire transfer of immediately available funds as directed by each Holder in accordance with Section 2(b);

2.	the Company shall have delivered to the Holders: (i) evidence reasonably satisfactory to the Holders of the irrevocable release and discharge, effective upon receipt of the Payment, of any and all liens securing the Notes, including duly executed UCC-3 termination statements and, as applicable, terminations, discharges or releases of any security interests, mortgages, pledges or similar encumbrances granted in connection with the Notes; and (ii) such other customary instruments and documents as may be reasonably requested by the Holders to effect the purposes of this Agreement, including evidence of cancellation of the Notes on the Company’s books and records; and

3.	the Company shall have executed and delivered to each Holder this Agreement.

(ii)	Holder Deliverables. The obligation of the Company hereunder to repurchase and redeem, as applicable, the Securities at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Holder with prior written notice thereof:

1.	each Holder shall have executed and delivered to the Company this Agreement;

2.	each Holder shall have delivered to the Company such stock power, assignment or other instrument of transfer, if any, as may be reasonably requested by the Company or its transfer agent and as may be necessary or appropriate to effect the redemption of the Shares;

3.	each Holder shall have delivered to the Company each original Warrant held by such Holder (or, if any original has been lost, stolen or destroyed, a customary lost note affidavit and indemnity in form reasonably acceptable to the Company), duly endorsed for transfer or accompanied by duly executed instruments of transfer; and

4.	each Holder shall have delivered to the Company the original Note held by such Holder (or, if any original has been lost, stolen or destroyed, a customary lost note affidavit and indemnity in form reasonably acceptable to the Company), duly endorsed for transfer or accompanied by duly executed instruments of transfer.

(d)            The obligations of the Company and each Holder hereunder in connection with the Closing are subject to the following conditions being met:

i.	The transactions contemplated pursuant to that certain securities purchase agreement, dated as of February 24, 2026, by and between the Company and the investors signatory thereto, pursuant to which, the Company agreed to issue shares of its Series H Convertible Preferred Stock, par value $0.01 per share, and warrants, shall have been consummated.

3.            Representations and Warranties of the Holders. Each Holder, for itself and for no other Holder, hereby represents and warrants to the Company that:

(a)            The Shares are in book-entry form and are not certificated and such Holder is not in possession of any stock certificates evidencing the Shares. Such Holder is the sole record owner and is the beneficial owner of the Shares. Other than such Holder, no person has a right to acquire or direct the disposition, or holds a proxy or other right to vote or direct the vote, of the Shares. Except for this Agreement, there is no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of the Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, conversion or control of the Shares, or (ii) obligates such Holder to grant, offer or enter into any of the foregoing.

(b)            Such Holder has good and valid beneficial title to the Securities, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. Such Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Notes or Warrants or its rights in such Notes or Warrants, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Notes or Warrants which would limit such Holder’s power to transfer the Notes or Warrants hereunder.

(c)            Such Holder (i) is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended, and (ii) has consulted with its own legal, tax, business, investment, financial and accounting advisors to the extent such Holder has deemed necessary. Such Holder is entering into this Agreement with a full understanding of all of the terms, conditions and risks hereof (economic and otherwise), is capable of independently evaluating and understanding (on its own behalf or through independent professional advice) and of assuming, understanding and accepting such terms, conditions and risks.

(d)            Such Holder hereby expressly acknowledges and agrees that (i) the consideration given for the repurchase and redemption of the Securities as represented in this Agreement is fair, equitable and valid, and (ii) the Company has access to material non-public information about the Company that is not available to such Holder.

(e)            This Agreement has been duly executed and delivered by each Holder and constitutes the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms.

4.            Satisfaction and Discharge. Upon the receipt by each Holder of the Payment in full pursuant to Section 2(b) hereof and satisfaction of the conditions set forth in Section 2(c), (a) all Secured Obligations (as defined in the Notes) of the Company under the Notes shall be deemed satisfied, (b) all guaranties, security interests in Collateral and other Liens granted to or held by any Holder pursuant to the Notes shall be automatically, unconditionally and irrevocably terminated, released and discharged and shall be of no further force and effect, (c) all other obligations of the Company under the Notes and Warrants shall be automatically, unconditionally and irrevocably terminated, released and discharged, (d) the Notes and Warrants shall be of no further force and effect, (e) all of the Company’s obligations under the terms and conditions of the Certification of Designation shall be automatically terminated and cancelled in full without any further action required, and that this Agreement shall constitute an instrument of termination and cancellation of all outstanding shares of Series G Preferred Stock, and (f) each Holder shall have no rights under the Warrants and no equity interest in the Company whatsoever by virtue of any Securities (other than to receive shares of Common Stock pursuant to a validly tendered notice of exercise or notice of conversion, as applicable, given before the date of this Agreement). From the date of this Agreement until the Closing, the Holders shall not have a right to exercise all or some of the Warrants partially or in full or convert all or some of the Series G Preferred Stock partially or in full.

5.            Public Disclosure. The Holders will not make any public disclosures or filings in connection with the transactions contemplated by this Agreement, whether voluntary or required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, unless such Holder has furnished a copy thereof to the Company for its review prior to such disclosure or filing and the Company approves such disclosure or filing, which approval shall not be unreasonably withheld, conditioned or delayed.

6.            Legal and Equitable Remedies.  The Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.

7.            Validity and Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be illegal, invalid or unenforceable and the rights and obligations of the Parties hereto shall be construed and enforced accordingly.

8.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflict of laws principles.

9.            Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties hereto shall pay their respective fees and expenses incurred in connection herewith.

10.            Entire Agreement. This Agreement contains the sole and entire agreement and understanding of each of the Parties with respect to the subject matter hereof, and any and all other discussions, negotiations, representations, commitments, understandings, promises, and agreements relating to the entire subject matter of this Agreement are merged into this Agreement. Each Party to this Agreement further acknowledges and agrees that no other agreement or representation, whether written, oral, or implied, other than those expressly contained or referred to in this Agreement, shall be deemed to exist or bind the Parties with respect to the entire subject matter of this Agreement. Each Party represents and acknowledges that in executing this Agreement, such Party does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by any other Party or its agents except as expressly contained in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the provisions set forth in Section 9(k) of the Purchase Agreement shall survive the Effective Date.

11.            Indemnification. In consideration of each Holder’s execution and delivery of this Agreement and in addition to all of the Company’s other obligations under the Transaction Documents and this Agreement, the Company shall defend, protect, indemnify and hold harmless each Holder and all of their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement and the Transaction Documents) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company or any Subsidiary in any of the Transaction Documents or this Agreement, (ii) any breach of any covenant, agreement or obligation of the Company or any Subsidiary contained in any of the Transaction Documents or this Agreement, or (iii) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnitee that arises out of or results from (A) the execution, delivery, performance or enforcement of any of the Transaction Documents or this Agreement, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (C) any disclosure properly made by such Holder pursuant to Section 4(i) of the Purchase Agreement and Section 5 of this Agreement, or (D) the status of such Holder or holder of the Securities either as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents or as a party to this Agreement or the Purchase Agreement (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

12.            Survival. All representations, warranties, and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Effective Date and shall continue in full force and effect thereafter according to their terms without limit as to duration.

13.            Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

14.            Assignment; Binding Effect. No Party has or shall assign any of its respective rights, interests or obligations hereunder without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.            Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

16.            Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

17.            Construction. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

18.            Facsimile and Electronic Signatures. A facsimile copy of a signature or a signature transmitted electronically (e.g., by .pdf) shall be deemed an original signature for purposes of enforcing this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.

XWELL, Inc.

By:	/s/ Ezra T. Ernst
Name:	Ezra T. Ernst
Title:	Chief Executive Officer

HOLDERS:

Iroquois Capital Investment Group, LLC

By:	/s/ Richard Abbe
Name:	Richard Abbe
Title:	Managing Partner

Iroquois Master Fund Ltd.

By:	/s/ Kim Page
Name:	Kim Page
Title:	Managing Member of Investment Advisor

SIGNATURE PAGE TO OMNIBUS AGREEMENT

EXHIBIT A

Holders	Outstanding Notes	Shares of Series G Preferred Stock	Series A Warrants	Series B Warrants	Purchase Price
Iroquois Capital Investment Group, LLC	$3,935,602.13	$196,083.72	2,775,000	3,330,000	$6,243,750.00
Iroquois Master Fund Ltd.	$1,737,337.88	$86,559.48	1,225,000	1,470,000	$2,756,250.00
Total	$5,672,940.01	$282,643.20	4,000,000	4,800,000	$9,000,000.00